Langer, Inc. Announces Sale of Langer UK Ltd. to a Subsidiary of Sole Solutions; Silipos Inc. Forms Strategic Partnership With Sole Solutions and Langer UK

DEER PARK, New York, Jan. 18, 2008 (PRIME NEWSWIRE) -- Langer, Inc. (Nasdaq:GAIT) ("Langer" or the "Company") today announced sale of the stock of Langer UK Ltd. ("Langer UK") to an affiliate of Sole Solutions Ltd. ("Sole Solutions"), a retailer of specialist footwear based in the United Kingdom. The sale price was approximately GBP 587,500, with GBP 475,000 paid in cash at closing and the remainder paid through the receipt of a note in the amount of GBP 112,500. The note matures in two years, bears interest at a rate of 8.5% per annum and is secured by the personal guarantee of an affiliate of the purchaser. In addition, in connection with the transaction, Silipos Inc. ("Silipos"), a wholly owned subsidiary of Langer, formed a strategic partnership with Sole Solutions and Langer UK through which Sole Solutions and Langer UK will provide sales, marketing and distribution support as Silipos' exclusive strategic partner to the medical markets in the United Kingdom and European Union.

Gray Hudkins, President and CEO of Langer, commented: "We are pleased to have completed this first step in connection with our previously announced review of strategic alternatives in such a way that simplifies our business and provides for the future of Langer UK through the combination with Sole Solutions. We are also excited to be adding Sole Solutions as a new strategic partner in our Silipos business. Langer UK is expected to continue to spearhead our sales and marketing, customer service and distribution activities with medical distributors in Europe, and the combination with Sole Solutions will enhance the level of service we provide to the marketplace, ensuring a seemless transition through this transaction and positioning the Silipos business for growth in the future."

Adrian Bishop, Managing Director for Langer UK, commented: "On behalf of Langer UK, we are looking forward to joining forces with Sole Solutions to continue our track record of organic growth in our markets and working together to expand the Langer UK, Silipos and Sole Solutions businesses. We believe our continued partnership with Silipos will allow us to continue our tradition of providing innovative products and excellent service to our customers in our key markets."

Langer, Inc., together with its wholly owned subsidiaries Silipos, Inc. and Regal Medical, Inc., is a leading provider of high quality medical products and services targeting the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft, Inc. and Silipos, Inc., the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its medical products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals and patients. The Company sells its personal care products to branded consumer products companies, direct marketers, distribution partners, and specialty retailers, among others. Langer is based in Deer Park, NY and has additional manufacturing facilities in Niagara Falls, NY, Winooski, VT, Montreal, Canada, and sales and marketing offices in Toronto, Canada, King of Prussia, PA and New York, NY.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions to identify forward-looking statements. These risks and uncertainties, relating to both ongoing operations and acquisitions, are described in the Company's filings with the Securities and Exchange Commission, including its 2006 Form 10-K and most recently filed Form 10-Qs and Form 8-Ks and Form S-1. With respect to our planned study of strategic alternatives, there can be no assurance that it will result in any specific transaction, any change of our strategies, or any enhancement of shareholder value.

CONTACT:   Langer, Inc.
W. Gray Hudkins, President and CEO
(212) 687-3260